Exhibit 99.02

Contacts:	Investors	Media
	Matt Rhodes	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-2536	650-944-6251
	matthew_rhodes@intuit.com	diane_carlini@intuit.com
@dianeccarlini

Intuit To Nominate Eve Burton for Election to the Board;

Brad Smith to Be Appointed Chairman

Company Plans Changes to Board Leadership Structure and Announces

Departure of Two Directors

MOUNTAIN VIEW, Calif. – Oct. 27, 2015 – Intuit Inc. (Nasdaq: INTU) today announced it plans to nominate Eve Burton, Senior Vice President and General Counsel, Hearst, to stand for election to its board of directors. The addition of Burton will add broad global business acumen, and a range of multi-media business experience to Intuit’s board.

Burton has been with Hearst, one of the largest diversified media and information companies, since 2002. In her current role, she has overall responsibility, including overseeing compliance and risk matters, for the Office of General Counsel, which provides legal services to all of Hearst’s more than 360 businesses around the world. Burton is also on the Hearst venture investment committee and has been involved in establishing enterprise partnerships deals.

“Eve brings invaluable global business expertise that is vital to Intuit as the company continues to grow around the world,” said Brad Smith, Intuit’s president and chief executive officer. “We’re pleased to have someone of her caliber, with a range of experience including her strong commitment to defending free speech principles and her distinguished leadership.”

Burton is on the Hearst Board of Directors and served on the board of directors of AOL. She is a member of the advisory board of the David and Helen Gurley Brown Institute for Media Innovation at Stanford and Columbia Universities. Burton holds a J.D. from the Columbia University School of Law.

Intuit Announces Board of Directors Changes

Brad Smith Named Chairman

With the announced retirement of Chairman Bill Campbell at the end of his current term, Brad Smith will become Chairman effective January 2016.

“Brad has been the architect of a complete transformation of Intuit, from a North American desktop software company to a global, cloud-based SaaS leader,” said retiring Intuit Chairman, Bill Campbell. “A masterful change leader and curator of the culture, Brad has a vision for the future of Intuit and a growth strategy to deliver value for employees, customers, partners and shareholders.”

“I’m proud to hand the reins over and have Brad lead. It’s what he does best and what’s best for Intuit” said Campbell.

Suzanne Nora Johnson Named Lead Independent Director

In conjunction with the appointment of Smith to Chairman, Suzanne Nora Johnson will become Lead Independent Director. An Intuit board member since 2007 and chair of the Acquisition Committee since 2012, Nora Johnson will contribute her extensive experience from her tenure as Vice Chairman of the Goldman Sachs Group, Inc. in managing large, complex, global institutions as well as insights into how to manage change in the financial services industry, public policy and the macro-economic environment. Nora Johnson currently serves in various leadership roles on the boards of American International Group, Inc., Pfizer Inc., and VISA Inc.

Bill Campbell Named Chair Emeritus

Bill Campbell has served as Intuit Chairman, CEO and executive coach for more than two decades. With his retirement from the board and in recognition of his many years of service and commitment to the company, Intuit has named Campbell Chairman Emeritus.

Edward Kangas to Step Down

The company also announced Edward Kangas will step down from the company’s board of directors. Kangas, who also serves as non-executive Chairman of the Board of Directors of United Technologies Corporation, has served on Intuit’s board since 2007.

“We are grateful for Ed’s many contributions,” said Smith. “Ed has been instrumental in the company’s journey to the cloud and a close confidant and advisor to me over the years. We thank him for the wealth of experience he has brought to Intuit.”

Intuit Announces Board of Directors Changes

All changes will be effective at the annual shareholder meeting in Jan. 2016.

About Intuit Inc.

Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.

Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money while ProSeries® and Lacerte® are Intuit’s leading tax preparation offerings for professional accountants.

Founded in 1983, Intuit had revenue of $4.2 billion in its fiscal year 2015. The company has approximately 7,700 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

###